EXHIBIT 5.1






                                  May 26, 1998





Board of Directors
Sequent Computer Systems, Inc.
15450 SW Koll Parkway
Beaverton, Oregon  97006-6063


          We have acted as counsel for Sequent Computer Systems, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 6,512,034 shares of common stock, $.01 par value, (the "Shares") of the Company issuable in connection with the Company's 1995 Stock Incentive Plan, the Company's 1996 Stock Option Plan and the Company's 1997 Stock Option Plan (together, the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP